Exhibit 99.04
Page 1
Southern Company
EPS Earnings Analysis
Three Months Ended September 2016 vs. September 2015

Cents	Description

(2)¢	Retail Sales

8	Retail Revenue Impacts

11	Weather

(1)	Wholesale Operations

1	Other Operating Revenues

(1)	Non-Fuel O&M

(1)	Depreciation and Amortization

(1)	Taxes Other Than Income Taxes

(2)	Other Income and Deductions

(1)	Interest Expense

11¢	Total Traditional Electric Operating Companies

8¢	Southern Power

(2)¢	Parent and Other (Excluding Items)[1]

(6)¢	Increase in Shares (Excluding Items)[2]

11¢	Total Change in QTD EPS (Excluding Items)

7	Estimated Loss on Kemper IGCC[3]

(2)	Acquisition and Integration Costs[4]

1	Equity Return Related to Kemper IGCC Schedule Extension[5]

3	Southern Company Gas Earnings, net of Acquisition and Integration Costs[6]

(5)	Acquisition Debt Financing Costs[6]

(2)	Increase in Shares Issued for the Acquisition of a 50% Interest in SNG[6]

13¢	Total Change in QTD EPS (As Reported)

Notes

- All figures in this earnings release are preliminary and remain subject to the completion of normal quarter-end accounting procedures and adjustments, which could result in changes to these preliminary results. In addition, certain classifications and rounding may be different from final results published in the Form 10-Q.

- See Notes on the following page.

Exhibit 99.04

Southern Company
EPS Earnings Analysis
Three Months Ended September 2016 vs. September 2015
Notes

(1) Excludes Acquisition Debt Financing Costs, which are identified separately in the table.

(2) Excludes the impact of 22,312,373 shares ($1.1 billion) of common stock issued in August 2016 to finance a portion of the purchase price for the Southern Natural Gas Company, L.L.C. (SNG) acquisition which is identified separately in the table.

(3) The estimated probable losses relating to Mississippi Power Company's construction of the integrated coal gasification combined cycle facility in Kemper County, Mississippi (Kemper IGCC) significantly impacted the presentation of earnings and earnings per share for the three months ended September 30, 2016 and 2015. Similar charges of uncertain amounts may occur with uncertain frequency in future periods.

(4) Earnings for the three months ended September 30, 2016 and 2015 include costs related to the acquisition of Southern Company Gas and earnings for the three months ended September 30, 2016 include costs related to the acquisitions of PowerSecure International, Inc. and the 50% interest in SNG. Further costs are expected to continue to occur in connection with the related integration activities; however, the amount and duration of such expenditures is uncertain.

(5) Earnings for the three and nine months ended September 30, 2016 include additional allowance for funds used during construction (AFUDC) equity as a result of extending the schedule for the Kemper IGCC construction project. Southern Company's February 2016 earnings guidance assumed construction would be complete and AFUDC equity would cease by August 31, 2016. As a result, Southern Company believes presentation of earnings per share excluding these amounts provides investors with information comparable to the February guidance. Management also uses such measures to evaluate Southern Company's performance in 2016.

(6) Earnings for the three months ended September 30, 2016 include the earnings of Southern Company Gas since July 1, 2016 (the date of acquisition), as well as debt financing costs related to the acquisition. Earnings of Southern Company Gas since September 1, 2016 include amounts related to its acquisition of a 50% ownership interest in SNG. In addition, earnings per share for the three months ended September 30, 2016 include the impact of 22,312,373 shares ($1.1 billion) of common stock issued in August 2016 to finance a portion of the purchase price for the SNG acquisition.

The timing of completion of the acquisition of Southern Company Gas was uncertain at the time Southern Company issued earnings per share guidance in February 2016, and Southern Company's agreement to acquire a 50% interest in SNG did not occur until July 2016. Accordingly, Southern Company's February 2016 guidance did not reflect any earnings contribution from these acquisitions or the financing costs related to the acquisitions. As a result, Southern Company believes presentation of earnings per share excluding these items provides investors with information comparable to the February guidance. Management also uses such measures to evaluate Southern Company's performance in 2016.

In addition to earnings and earnings per share calculated in accordance with U.S. generally accepted accounting principles (GAAP), Southern Company intends to continue to present earnings and earnings per share excluding the impact of the Wholesale Gas Services business of Southern Company Gas in future periods. Presenting earnings and earnings per share excluding Wholesale Gas Services provides investors with an additional measure of operating performance that excludes the volatility that results from mark-to-market and lower of weighted average cost or current market price accounting adjustments. Management also expects to use earnings and earnings per share excluding Wholesale Gas Services to evaluate Southern Company's performance. For the three months ended September 30, 2016, the loss from Wholesale Gas Services and the related tax benefit were $18 million and $7 million, respectively.